Exhibit 99.5

Question: How did Misonix emerge as an acquisition target?

◾	Answer: We began looking at Misonix as a means to scale our BGS business via a differentiated, non-hardware technology.

◾	We began looking as part of our routine and extensive review of M&A opportunities.

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Once we had the opportunity to interact directly with Misonix, it not only validated our initial thesis, but identified many new opportunities to drive value together, particularly on the wound care side of Misonix.

Question: Is Bioventus trying to become a wound care company?

◾	Answer: We see wound care as an attractive adjacency, but only in areas that play to our strengths.

◾	We are not trying to bring a comprehensive wound care portfolio offering to market, but instead think there are specific wound care verticals that make sense.

◾	For example, diabetic foot ulcers are treated by foot and ankle and podiatric surgeons, where we have a very significant existing call point presence through our Exogen and StimRouter products.

◾	We will aim to have a differentiated offering providing both ultrasonics and regenerative medicine products across the same call points.

Question: What does this mean for your ability to execute future M&A, particularly if you end up exercising your option on CartiHeal?

◾	Answer: We have a very robust M&A pipeline, executing on Bioness, Misonix, and potentially CartiHeal, and ensuring their success is our number one priority.

◾	Bioness is already off to a fantastic start, and the revenue acceleration from StimRouter is extremely exciting.

◾	In terms of financing future acquisitions, we are a cash-generative business and intend to quickly repay transaction-related debt and create more capital for acquisitions.

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Our bias will always be to utilize cash on hand or debt to finance acquisitions, but, in the case of Misonix, we thought stock made sense both given the size of the transaction and our desire to align our interests with those of Misonix’s shareholders.

◾	Being a public company with greater scale and strong cash flow offers us many opportunities to continue to execute on our M&A strategy.

Question: The fit on spine is right down the fairway, but wound care is less obvious – can you expand?

◾	Answer: Misonix leverages Bioventus’ existing foot and ankle call point in wound care via Exogen and StimRouter.

◾	We did a lot of analysis around the ability of our sales force to carry Misonix’s wound products, and we think this is a tremendous opportunity.

◾	In fact, we are already selling products to over 4,000 foot and ankle surgeons in the U.S. who are reimbursing against Misonix’s primary wound CPT codes.

◾	We also think our presence in the office complements their strong presence in wound clinics and hospitals, allowing us to follow patients as they move through all points of care.

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Our presence in the office is particularly important in the COVID era, as a greater volume of wounds are treated there than ever before – a trend we see continuing. We think that patients will therefore benefit from our comprehensive offering.

◾	Increasing the frequency of touchpoints throughout the continuum of care will help us better serve patients. It also improves our interactions and increases our facetime with surgeons, driving growth.

Question: How are you going to integrate three large acquisitions simultaneously?

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Answer: Bioness is already in advanced stages of integration, with key commercial pilot programs for PNS underway and an ortho rehab gait restoration pilot starting next month. We expect integration to be largely complete by the end of this year.

◾	We have already realized a substantial amount of cost synergies and are on track to hit over $10M in cost synergies in FY22.

◾	Our experience integrating Bioness has also helped us develop an integration playbook that we can deploy on subsequent transactions like this one; we do not expect this deal to be a distraction.

◾	We expect to close this transaction in the fourth quarter of 2021, and we will work with existing Misonix management to ensure a smooth transition. We are happy to share more color in the future.

Question: Is there going to be a big equity raise coming to fund CartiHeal?

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Answer: We generate a significant amount of cash flow and have plenty of debt capacity. We typically would look to use that debt capacity first depending on the various market dynamics at that point in time.

◾	We’ll update on CartiHeal when there is data and when it’s appropriate to do so, but there is nothing to update on today.

Question: How do the cultures compare across the two companies?

◾	Answer: We have gotten to know each other very well over the past few months, and we think we share critical values.

◾	We both have performance cultures across a combined sales force of over 500 reps.

◾	Both companies always lead with a desire to improve the lives of patients in a highly compliant and ethical manner.

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We intend to cultivate the top talent across each organization, and Stavros and Patrick Beyer coming onto our Board will be very important in helping to ensure we retain and develop the best talent within the new Bioventus.

Question: How much revenue synergies are you anticipating out of the deal?

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Answer: We did not include revenue synergies to underwrite this transaction, but we think the opportunity here is significant and across both spine and wound. [Note: If asked, we will not answer questions about dollar amounts of revenue synergies.]

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Additionally, we think Bioventus can accelerate international expansion for Misonix and bring to bear market access/reimbursement and corporate accounts teams to significantly expand the access that Misonix has in the market.

Question: We noticed you didn’t announce EPS accretion. How should we think about that?

◾	Answer: We believe that the ~100 bps contribution to topline growth and accretion to EBITDA (by year 1) and EBITDA margin (by year 2) are the more relevant metrics for this deal.

◾	Additionally, the expected returns from the deal are in line with or exceed our cost of capital by year 5 – and this is before any revenue synergies, which we anticipate will be significant.

Question: Are you intending to synergize any of the sales force? How will you manage disruption associated with that?

◾	Answer: We are carefully reviewing the combined sales force along with other considerations as part of the integration.

Question: We note that Misonix also has a relatively concentrated shareholder base—how are you thinking about any overhang created by the pro forma shareholders?

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Answer: First, we would note that the major shareholders of both parties – Smith & Nephew, EW Healthcare Partners, and AMP for Bioventus and Stavros Vizirgianakis, SV Health Investors, and 1315 Capital for Misonix – have all entered into support agreements for the transaction, a strong vote of confidence. In the case of Bioventus, those shareholders together comprise a majority stake.

◾	Second, the combined float of the pro forma entity will provide additional liquidity for the stock, further reducing risk of overhang.

Question: You currently trade at a pretty low multiple of EBITDA—is now really a good time to do a stock deal? How do you think about dilution for your shareholders?

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Answer: This is a combination focused on value creation via a larger, faster-growing organization positioned to win. Both sets of shareholders will be retaining a significant stake in the future of the organization. Our relative ownership is commensurate with the combination. It was important for Misonix stockholders to retain a significant stake in the combined company – they see this not as the end of the road, but as another step in the journey. Pro forma for the transaction, Misonix shareholders will own a 24% stake in the new Bioventus combined company.

Question: Is there any potential overlap between the two companies where you might be required to make a product divestiture?

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Answer: We are of course in the early days of the HSR process, but we do not anticipate needing to conduct any divestitures. This transaction enhances our skills in ultrasonics, where Misonix is the market leader and deepens relationships with products we can sell to our current customers.

Question: What’s the right long-term capital structure for Bioventus? When will you think about share repurchases as opposed to debt repayment?

◾	We would target a steady state net leverage of 2-3x, and we will continue to look for opportunities to deploy capital into value-creative opportunities for our shareholders.

◾	As you can see from the consideration mix in this transaction, we will manage our leverage to a level that make us comfortable we will have the flexibility we need to continue creating value.

◾	Bioventus’ strong cash flow profile also allows us to quickly repay debt and enhance our financial flexibility.

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Based on where we are today, we believe shareholders are best served by our existing strategy of pursuing both organic and inorganic opportunities to drive profitable growth instead of returning capital to shareholders.

◾	We will continue to look for opportunities to deploy our ample cash flow where they generate the highest returns for shareholders.

Question: How confident are you in the projected growth profile of the Misonix wound care business given the fact that the impacts of COVID-19 have likely resulted in a significant reduction in visibility?

•	The Misonix wound business has returned to growth in the most recent quarter, and we are expecting significant acceleration in the second half of the year.

•	We would also note that COVID has pushed more patients into the office setting, where Bioventus excels – which can further accelerate growth.

•	Additionally, the synergy opportunities with the foot and ankle call point and Restorative Therapies (Exogen) business are significant and will provide significant new market expansion opportunities.

Question: What level of reimbursement risk is associated with the Misonix portfolio, and how does that differ from the legacy Bioventus portfolio?

•	Currently, Misonix’s products in the OR are reimbursed under the DRG and the regenerative products used in the wound care centers are reimbursed under CMS in the high-bucket reimbursement category.

•	Bioventus can also leverage its strong and significant market access team to support efforts around reimbursement and access to Misonix products.

Question: It sounds like you are being fairly conservative in terms of the cost synergies associated with the merger. How should we think about the potential maximum level of synergies to expect beyond the $20 million you mentioned today?

•	Today we are focused on the $20 million number as a target and feel comfortable with that. We need to get into further details on integration planning before we can comment further.

Question: What cadence/size of stock sales should we expect to see from any of the pro forma shareholders over the next 12-24 months?

•	We view this transaction as extremely positive for Bioventus’ medium- and long-term growth prospects, as well as for value creation.

•	We believe the transaction creates upside in which Misonix stockholders will be excited to participate

•	We see having more shares in the market as a benefit for the stock’s liquidity.

Question: You mentioned the combined company will achieve 100 bps of incremental revenue growth through 2025. Is this simply a function of layering on Misonix’s current projected revenue? Or does this include a benefit from the incremental opportunities related to scale, sales force, and a broader portfolio that you’ve mentioned?

•	This does not include any revenue synergies.

•	We believe this transaction will drive accretive revenue growth to Bioventus, which is one of our main theses for M&A deals.

Question: How will the combined sales force be structured/stratified? Will the various product lines that you are adding be sold only by specialized reps or do you plan to integrate the teams?

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One of the main drivers of the transaction is the synergies we see across the customer groups, including foot and ankle surgeons and spine and neurosurgeons. We expect to find ways to leverage this aspect quickly post-close and at this time have not finalized any structural changes to any of our sales teams.

•	We will look to leverage location of the call point, and we will be able to cover the physician at ALL locations from the office to the ASC to the hospital and wound centers.